EXHIBIT 10.46

2003 EXECUTIVE RETENTION AGREEMENT

     2003 EXECUTIVE RETENTION AGREEMENT (“Agreement”) dated as of December 19, 2003 (the “Effective Date”) by and between Ingram Micro Inc., a Delaware corporation (the “Company”), and MICHAEL J. GRAINGER (“Executive”).

     WHEREAS, Executive is presently employed by the Company in a key management capacity; and

     WHEREAS, Executive and the Company have previously entered into a 2000 Executive Retention Agreement dated as of January 31, 2000 (including all modifications thereto, the “2000 Agreement”); and

     WHEREAS, Executive desires, and the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders, to terminate the 2000 Agreement and to enter into this Agreement on the terms set forth below.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration including, but not limited to, Executive’s continuing employment with the Company, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
TERM OF AGREEMENT

     Section 1.01. Term. The term of this Agreement shall commence on the Effective Date and shall terminate as follows: (i) if Executive is elected to the position of Chief Executive Officer of the Company (“CEO”) when Kent Foster ceases to be CEO for any reason, then this Agreement shall terminate upon the Executive’s election as CEO and (ii) if Executive is not elected to the position of CEO at such time and if Executive does not timely give notice pursuant to Section 2.01 below that Executive is terminating his employment with the Company, then this Agreement shall terminate as of the close of business on the fifth (5th) business day after the Company’s public announcement of the election of another person as CEO. Upon the termination of this Agreement pursuant to clause (i) of the preceding sentence, Executive shall then have the same benefits as the Company’s other senior executives as outlined in the Company’s Executive Officer Severance Policy as it may be amended from time to time.

     Section 1.02. Termination of 2000 Agreement. The 2000 Agreement shall terminate immediately upon the execution of this Agreement by Executive and the Company.

ARTICLE 2
CERTAIN EVENTS

     Section 2.01. Right to Certain Benefits. Executive shall be entitled to receive the Severance Benefits set forth in Article 3 below, upon (i) the termination of Executive’s employment by the Company for any reason other than for Cause, prior to the termination of this Agreement as provided in Section 1.01, (ii) the Company’s election of someone other than Executive to the position of CEO upon Kent Foster’s ceasing to be CEO for any reason if, within five (5) business days of the Company’s public announcement of such other person’s election as

CEO, Executive gives notice to the Company of Executive’s decision to terminate his employment with the Company upon such date as may be selected by the Company which is not later than sixty (60) days from the date Executive gives such notice to the Company, or (iii) Executive’s voluntary termination of his employment for Good Reason (A) within ninety (90) days after the event constituting Good Reason or (B) prior to the termination of this Agreement as provided in Section 1.01, whichever is earlier.

ARTICLE 3
SEVERANCE BENEFITS

     Section 3.01. Benefits. Subject to Executive’s execution of an agreement in substantially the form set forth as Exhibit A hereto, with such changes in the competitor companies named therein as the Board shall reasonably determine (the “Release”), and except to the extent provided in Section 6.07 and Section 6.09 of this Agreement, Executive shall be entitled to the benefits set forth below in this Article 3 (the “Severance Benefits”) solely upon any of the events set forth in Section 2.01 above.

     Section 3.02. Severance Pay. For each month of the Continuation Period (as defined below), Executive shall receive severance pay (“Severance Pay”) equal to one-twelfth (1/12) of the sum of (a) Executive’s annual Base Salary at its highest annual rate during the one-year period immediately prior to the Continuation Period and (b) Executive’s annual target bonus opportunity for the year in which his employment terminates. The Severance Pay shall be paid to Executive in accordance with the Company’s normal pay dates and payroll practices as in effect through the Continuation Period. As used herein, “Continuation Period” means the period, commencing with the termination of Executive’s employment, equal to six (6) months plus one (1) month for each full year and any partial year of Executive’s employment with the Company, measured from the date Executive was hired by the Company’s former parent corporation.

     Section 3.03. Annual Bonus. After Executive’s actual annual bonus is determined for the year in which the Continuation Period begins, Executive shall receive an amount in cash equal to such actual annual bonus, if any, prorated on a daily basis based on the number of days of Executive’s active employment during such year. Such bonus shall be calculated and paid on the same basis, and at the same time and in the same manner, as such annual bonus payments are made to actively employed executive officers of the Company.

     Section 3.04. Long-Term Cash Incentive Award Program. Executive’s participation in the 2002-2004 and 2003-2005 cycles under the Company’s Executive Long-Term Cash Incentive Award Program, as well as any subsequent cycles, shall cease effective as of the beginning of the Continuation Period. Award payments under such program, if any, shall be prorated based on the number of full months of Executive’s active employment during the cycle in question and calculated based on the actual Company achievement versus the peer group at the end of each cycle. Such award payments shall be made following the close of each cycle at the same time and in the same manner as such award payments are made to actively employed participants in such program.

     Section 3.05. Health Coverage.

     (a)  The Company shall provide continued medical, dental and vision insurance coverage, to the same extent as provided for other executives of the Company generally, for Executive and his enrolled dependents through the Continuation Period. Executive shall pay the same percentage of the total expense or specific amounts, as the case may be, for these coverages as Executive was paying immediately prior to the beginning of the Continuation Period.

     (b)  At the end of the Continuation Period, Executive may elect to participate in the Company’s Executive Retiree Medical Plan (the “Retiree Plan”). Under the terms of the Retiree Plan, Executive and his eligible dependents may continue to participate in the Company-sponsored medical plans until Executive attains age 65 or becomes eligible for Medicare, whichever occurs first. Executive shall be responsible for payment of one hundred percent (100%) of the applicable monthly insurance premium for such coverage under the Retiree Plan.

     (c)  During the Continuation Period, the Company shall reimburse Executive for the documented costs, including laboratory and test fees, of annual physical examinations (not to exceed one annually) in an amount not to exceed one thousand five hundred dollars ($1,500) per examination.

     Section 3.06. Equity-Based Compensation.

     (a)  Executive’s unvested stock options, restricted stock awards and other stock-based incentive compensation awards (if any) granted under the Company’s equity-based compensation plans shall continue to vest through the Continuation Period.

     (b)  Executive has attained age 50 and has more than five (5) years of service with the Company, and, therefore, his vested stock options, including such options (or portions thereof) as vest during the Continuation Period, shall be exercisable by him for five (5) years from the beginning of the Continuation Period, except that if any such option would otherwise terminate sooner, such option shall not be exercisable after its termination date. Otherwise, Executive’s vested options shall be exercisable according to their terms.

     Section 3.07. Retirement Plans.

     (a)  Executive’s right to have contributions allocated to his account in the Company’s 401(k) Investment Savings Plan (the “401(k) Plan”) shall cease effective with the beginning of the Continuation Period. Executive shall be entitled to leave such account invested in the 401(k) Plan or roll it over to an IRA or another employer’s qualified plan.

     (b)  Executive shall be entitled to continue to participate in the Company’s Supplemental Investment Savings Plan throughout the Continuation Period up to the full amount of employee contributions permitted; provided, however, that the Company’s matching contribution under such plan shall cease effective with the beginning of the Continuation Period. Executive’s account balance under such plan shall be distributed to him in accordance with his distribution election form, on file with the Company.

ARTICLE 4
CERTAIN TAX REIMBURSEMENT PAYMENTS

     Section 4.01. Gross-up Payment. If any portion of the Severance Benefits or any other payment under this Agreement, or under any other agreement with the Company or plan of the Company, including but not limited to stock options and other long-term incentives (in the aggregate “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled under this paragraph to an additional amount (the “Gross-Up Payment”) such that after payment by Executive of all of Executive’s applicable Federal, state and local taxes, including any Excise Tax, imposed upon such additional amount, Executive shall retain an amount equal to the Excise Tax imposed on the Total Payments. For purposes of this Section 4.01, Executive’s applicable Federal, state and local taxes shall be computed at the maximum marginal rates, taking into account the effect of any loss of personal exemptions resulting from receipt of the Gross-Up Payment.

     Section 4.02. Determinations. All determinations required to be made under this Article 4, including whether a Gross-Up Payment is required under Section 4.01, and the assumptions to be used in determining the Gross-Up Payment, shall be made by PricewaterhouseCoopers LLP, or such other firm as the Company may designate in writing (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within twenty (20) business days of the receipt of notice from Executive that he has become entitled to the Severance Benefits pursuant to Section 2.01, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the Person effecting the change in control of the Company or is otherwise unavailable, Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

     Section 4.03. Subsequent Redeterminations. Executive agrees (unless requested otherwise by the Company) to use reasonable efforts to contest in good faith any subsequent determination by the Internal Revenue Service that Executive owes an amount of Excise Tax greater than the amount determined pursuant to Section 4.02; provided, that Executive shall be entitled to reimbursement by the Company of all fees and expenses reasonably incurred by Executive in contesting such determination. In the event the Internal Revenue Service or any court of competent jurisdiction determines that Executive owes an amount of Excise Tax that is either greater or less than the amount previously taken into account and paid under this Article 4, the Company shall promptly pay to Executive, or Executive shall promptly repay to the Company, as the case may be, the amount of such excess or shortfall. In the case of any payment that the Company is required to make to Executive pursuant to the preceding sentence (a “Later Payment”), the Company shall also pay to Executive an additional amount such that after payment by Executive of all of Executive’s applicable Federal, state and local taxes, including any interest and penalties assessed by any taxing authority, on such additional amount, Executive shall retain an amount equal to the total of Executive’s applicable Federal, state and local taxes, including any interest and penalties assessed by any taxing authority, arising due to the Later Payment. In the case of any repayment of Excise Tax that Executive is required to make to the Company pursuant to the second sentence of this Section 4.03, Executive shall also repay to the Company the amount of any additional payment received by Executive from the Company in respect of applicable Federal, state and local taxes on such repaid Excise Tax, to the extent Executive is entitled to a refund of (or has not yet paid) such Federal, state or local taxes.

ARTICLE 5
SUCCESSORS AND ASSIGNMENTS

     Section 5.01. Successors. The Company shall require any successor (whether by reason of a change in control, direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

     Section 5.02. Assignment by Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive should die or become disabled while any amount is owed but unpaid to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid to Executive’s devisee, legatee, legal guardian or other designee, or if there is no such designee, to Executive’s estate. Executive’s rights hereunder shall not otherwise be assignable.

ARTICLE 6
MISCELLANEOUS

     Section 6.01. Notices. Any notice required to be delivered hereunder shall be in writing and shall be addressed if to the Company, to:

Ingram Micro Inc.
1600 East St. Andrew Place
Santa Ana, California 92705
Attn: General Counsel;

     if to Executive, to Executive’s last known address as reflected on the books and records of the Company or such other address as such party may hereafter specify for the purpose by written notice to the other party hereto. Any such notice shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice shall be deemed not to have been received until the next succeeding business day in the place of receipt.

     Section 6.02. Legal Fees and Expenses. Executive shall pay the first twenty-five thousand dollars ($25,000) of all legal expenses, including attorney fees, he reasonably incurs as a result of (i) the Company’s refusal to provide Severance Benefits or other amounts payable in accordance herewith upon an event set forth in Section 2.01, (ii) the Company’s (or any third party’s) contesting the validity, enforceability, or interpretation of the Agreement, (iii) any conflict between the parties pertaining to this Agreement, or (iv) Executive’s pursuing any claim under Section 6.15; provided, however, that if Executive is the prevailing party in any claim or dispute with respect to clauses (i), (ii), (iii) or (iv) of this Section 6.02, Executive shall be entitled to reimbursement from the Company for the amount of such expenses and fees in excess of twenty-five thousand dollars ($25,000) reasonably incurred by him that he actually paid and for which he was not previously reimbursed.

     Section 6.03. Arbitration. Executive and the Company each shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of Executive’s principal place of employment with the Company, in accordance with the rules of the American Arbitration Association then in effect. Executive’s or the Company’s election to arbitrate, as herein provided, and the decision of the arbitrators in that proceeding, shall be binding on the Company and Executive. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. In connection with any such arbitration, the arbitrators’ fees and expenses shall be divided equally between the parties and each party shall otherwise bear its own fees and expenses; provided, however, that Executive shall pay the first twenty-five thousand dollars ($25,000) of Executive’s reasonably incurred fees and expenses (including his share of arbitrators’ fees and expenses divided between the parties); and provided, further, that if Executive is the prevailing party in any matter arbitrated under this Section 6.03, Executive shall be entitled to reimbursement from the Company for the amount of such expenses and fees in excess of twenty-five thousand dollars ($25,000) reasonably incurred by him as he actually paid and for which he was not previously reimbursed.

     Section 6.04. Unfunded Agreement. The obligations of the Company under this Agreement represent an unsecured, unfunded promise to pay benefits to Executive and/or

Executive’s beneficiaries, and shall not entitle Executive or such beneficiaries to a preferential claim to any asset of the Company.

     Section 6.05. Non-Exclusivity of Benefits. Unless specifically provided herein, neither the provisions of this Agreement nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish Executive’s rights as an employee of the Company, whether existing now or hereafter, under any compensation and/or benefit plans (qualified or nonqualified), programs, policies, or practices provided by the Company, for which Executive may qualify. Vested benefits or other amounts which Executive is otherwise entitled to receive under any plan, policy, practice, or program of the Company (i.e., including, but not limited to, vested benefits under any qualified or nonqualified retirement plan), at or subsequent to the date of termination of Executive’s employment shall be payable in accordance with such plan, policy, practice, or program except as expressly modified by this Agreement.

     Section 6.06. Employment Status. Nothing herein contained shall interfere with the Company’s right to terminate Executive’s employment with the Company at any time, with or without Cause, subject to the Company’s obligation to provide such Severance Benefits and other amounts as may be required hereunder.

     Section 6.07. Mitigation.

     (a)  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor, except as provided below, shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of employment by another employer.

     (b)  Notwithstanding any other provision of this Agreement to the contrary, including, without limitation, Section 6.07(a), in the event that Executive’s employment with the Company is terminated so as to entitle him to receive the Severance Benefits described in Article 3 of this Agreement, and if following such termination of employment Executive is subsequently employed by any party or becomes self-employed where, in either case, Executive becomes eligible to receive Base Salary and an annual bonus opportunity comparable in the aggregate to such compensation Executive received from the Company immediately prior to such termination, then all cash payments pursuant to Section 3.02 shall automatically cease on the first of the month immediately following the month in which Executive becomes entitled to such compensation; provided, however, that no other Severance Benefits shall be affected or reduced nor shall the period of time during which any of Executive’s equity-based awards may vest or be exercised as provided in Section 3.06 be affected or reduced.

     Section 6.08. No Set-Off. The Company’s obligations to make all payments and honor all commitments under this Agreement shall be absolute and unconditional and, except as provided in Section 6.09, shall not be affected by any circumstances including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive.

     Section 6.09. Entire Agreement. This Agreement represents the entire agreement between the Executive and the Company and its affiliates with respect to Executive’s employment and/or severance rights, and supersedes all prior discussions, negotiations, and agreements concerning such rights, including, but not limited to, any prior severance agreement made between Executive and the Company; provided, however, that any amounts payable to Executive hereunder shall be reduced by any amounts paid to Executive as required by any applicable local law in connection with any termination of Executive’s employment.

     Section 6.10. Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Company shall withhold from any amounts payable under this Agreement all Federal, state, city, or other taxes as are legally required to be withheld.

     Section 6.11. Waiver of Rights. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

     Section 6.12. Severability. In the event any provision of the Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

     Section 6.13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflict of laws.

     Section 6.14. Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

     Section 6.15. Claim Review Procedure. If Executive is denied benefits under this Agreement, Executive may request, in writing, a review of the denial by the Company or its designee within sixty (60) days of receiving written notice of the denial. The Company shall respond in writing to a written request for review within ninety (90) days of receipt of such request. Neither the claim procedure set forth in this Section 6.15 nor Executive’s failure to adhere to such procedure shall diminish Executive’s right to enforce this Agreement through legal action, including arbitration as provided in Section 6.03.

     Section 6.16. Indemnification. The Company shall indemnify Executive (and Executive’s legal representatives or other successors) to the fullest extent permitted by the Certificate of Incorporation and By-Laws of the Company, as in effect at such time or on the Effective Date, or by the terms of any indemnification agreement between the Company and Executive, whichever affords or afforded greater protection to Executive, and Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (and to the extent the Company maintains such an insurance policy or policies, Executive shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by Executive or Executive’s legal representatives at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which Executive (or Executive’s legal representatives or other successors) may be made a party by reason of Executive’s being or having been a director, officer or employee of the Company or any Subsidiary of the Company or Executive’s serving or having served any other enterprise as a director, officer, employee or fiduciary at the request of the Company.

ARTICLE 7
DEFINITIONS

     For purposes of this Agreement, the following terms shall have the meanings set forth below.

     “Accounting Firm” has the meaning set forth in Section 4.02 hereof.

     “Base Salary” means, at any time, the then-regular annual rate of pay which Executive is receiving as annual salary.

     “Board” has the meaning set forth in the third Recital of this Agreement.

     “Cause” means the occurrence of any one or more of the following:

          (a) A demonstrably willful and deliberate material act or failure to act by Executive (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, and which act or inaction is not remedied within fifteen business days of written notice from the Company;

          (b) Executive’s gross negligence in the performance of Executive’s duties hereunder; or

          (c) Executive’s conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude.

     Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for the reasons set forth in clause (a) or (b) of this definition unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote (which cannot be delegated) of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (and after reasonable notice to Executive an opportunity for Executive, together with Executive’s counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of conduct set forth above in such clauses (a) or (b) of this definition and specifying the particulars thereof in detail.

     “CEO” has the meaning set forth in Section 1.01 hereof.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Company” has the meaning set forth in the introductory paragraph of this Agreement.

     “Continuation Period” has the meaning set forth in Section 3.02 hereof.

     “Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

     “Excise Tax” has the meaning set forth in Section 4.01 hereof.

     “Executive” has the meaning set forth in the introductory paragraph of this Agreement.

     “401(k) Plan” has the meaning set forth in Section 3.07(a) hereof.

     “Good Reason” means, without Executive’s express written consent, the occurrence of any one or more of the following:

          (a) a reduction in Executive’s then-existing authorities, duties, responsibilities and status as an officer of the Company, excluding any designated acting or temporary authorities, duties, responsibilities and status; provided, however, an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by Executive shall not constitute Good Reason;

          (b) the Company’s requiring Executive to be based at a location in excess of thirty-five (35) miles from Executive’s then-existing principal job location or office; except for required travel on the Company’s business to an extent consistent with Executive’s business travel obligations;

          (c) reduction by the Company of Executive’s Base Salary or total annual target compensation from the highest level at any time in the year prior to such reduction by more than 10%;

          (d) the failure by the Company to keep in effect compensation, retirement, health and welfare benefits, or perquisite programs under which Executive receives benefits substantially similar, in the aggregate, to his benefits under such programs immediately prior to the Effective Date (other than pursuant to an equivalent reduction in such benefits of the Company’s other senior executives).

     “Gross-Up Payment” has the meaning set forth in Section 4.01 hereof.

     “Later Payment” has the meaning set forth in Section 4.03 hereof.

     “Person” means an individual, corporation, partnership, association, trust or any other entity or organization.

     “Release” has the meaning set forth in Section 3.01 hereof.

     “Retiree Plan” has the meaning set forth in Section 3.05(b) hereof.

     “Severance Benefits” has the meaning set forth in Section 3.01 hereof.

     “Severance Pay” has the meaning set forth in Section 3.02 hereof.

     “Subsidiary” of the Company means any other Person of which securities or other ownership interests having voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by the Company.

     “Total Payments” has the meaning set forth in Section 4.01 hereof.

     “2000 Agreement” has the meaning set forth in the second Recital of this Agreement.

     IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, to be effective as of the day and year first written above.

EXECUTIVE		Ingram Micro Inc.

By:

Michael J. Grainger	Name:
Title: